Exhibit 10.9

Translation of Executive Employment Contract

Party A:	Shandong Taiying Technology Co., Ltd.
Legal Representative: Gary Wang
Address: 1366 Zhongtianmen Dajie
High-tech Zone, Taian City, Shandong, China
Postal Code: 271000

Party B:	Gary WANG
ID Card/Passport No.:
Home Address:
Postal Code:
Household Registration Address:
Telephone:

Party A and Party B (hereinafter referred to as the “Parties”) have entered into this employment contract (“Contract”) on the basis of equal, voluntary and mutual consultation and negotiation and in accordance with the Labor Law of the People’s Republic of China, Labor Contract Law of the People’s Republic of China and other relevant laws and regulations. Both Parties have agreed to comply with the provisions of this Contract.

ARTICLE 1

TERM

1.1	The Contract is for a fixed duration.

1.2	If this Contract is a fixed duration as specified in Section 1.1.1, this Contract shall commence on January 1st, 2010 and terminate on December 31, 2012.

1.3	If this Contract is a non-fixed duration, this Contract shall commence on N/A and terminate upon occurrence of the events specified by laws and regulations.

ARTICLE 2

JOB DESCRIPTION

2.1	Upon execution of this Contract, Party B’s post (or position) is the Chief Executive Officer, at the following location: China. During the valid period of this

Contract, Party A may change Party B’s abovementioned post (or position) or location based on Party A’s production, operation or working requirements or Party B’s working capacities and performance, including but not limited to adjustment made to Party B’s job description or work place, promotion, work transfer at the same level, and demotion, etc., or adjustment made to Party B’s responsibilities without any change to Party B’s abovementioned post (or position).

2.2	Party B has agreed Party A to arrange Party B’s work assignment according to the requirements during the term of this Contract, and Party B must complete the required quantity, quality target or work assignment pursuant to the duties of the post (or position) in which Party B engages as well as the relevant requirements. When performing this Contract, Party B may not exceed its scope of authority assigned to it by Party A. Party B has agreed that during the term of this Contract:

(a)	comply with the provisions herein, relevant laws and regulations and all of Party A’s rules and regulations,

(b)	during the prescribed work time, it shall exert all efforts, capabilities and technique to perform the obligations under this Contract; apart from ensuring its own work being up to the duty criterion for the post as set by Party A, it shall also complete the temporary work additional to its own work as arranged by Party A and, use its best efforts to assist Party A to meet or exceed the contemplated commercial purposes; and

Board Administration and Support — Supports operations and administration of Board by advising and informing Board members, interfacing between Board and staff, and supporting Board’s evaluation of chief executive;

Program, Product and Service Delivery: Oversees design, marketing, promotion, delivery and quality of programs, products and services;

Financial, Tax, Risk and Facilities Management: Recommends yearly budget for Board approval and prudently manages organization’s resources within those budget guidelines according to current laws and regulations;

Human Resource Management: Effectively manages the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations;

Community and Public Relations: Assures the organization and its mission, programs, products and services are consistently presented in strong, positive image to relevant stakeholders.

(c)	Party B shall not engage in activities which may harm Party A’s interests, nor try to obtain private profit for itself or others, directly or indirectly, by utilizing its position or authority in Party A.

ARTICLE 3

WORKING HOURS AND PAID HOLIDAYS

3.1	Upon execution of this Contract, subject to the requirements of Party B’s post (or position), Party B’s working hours may be any one of the following:

(1)	standard/regular working hours: eight (8) hours a day and on average no more than forty (40) hours a week;

(2)	integrated working hours: average daily and weekly working hours shall be subject to statutory standard.

(3)	flexible working hours: flexible working hours subject to completion of assigned duties and responsibilities.

During the term of this Contract, if there is any changes in applicable labor law and regulations or adjustments to Party B’s post (or position), Party A shall adjust Party B’s working hours accordingly.

3.2	Party B shall be entitled to paid public holidays, such as: (a) New Year Day; (b) Spring Festival; (c) International Labor Day; (d) Ching Ming Festival; (e) Dragon Boat Festival; (f) Mid-Autumn Festival; (7) National Day; and (8) any other holidays as prescribed by Chinese laws and regulations.

3.3	Party A may arrange Party B to extend its work time due to work needs, including arranging Party B to work overtime on weekends and holidays if needed. However, the overtime working hours shall not exceed the maximum stipulated by the State. Party A shall arrange make-up break equivalent to the overtime for Party B or pay relevant fees to Party B, subject to the national regulations and Party A’s applicable rules and regulations.

3.4	Party A may refuse to pay any compensation for Party B’s extended working hours in the event that Party B extends its working hours in order to complete the assignment in time or without Party A’s request or approval.

ARTICLE 4

REMUNERATION

4.1	Party A shall provide Party B with salary and treatment corresponding to Party B’s post (or position) and commensurate with Party B’s experience.

4.2	During the term of this Contract, Party B’s salary shall be paid monthly by means of cash, bank transfer or any other method. Such payment shall include any allowances or subsidies, including but not limited to transportation allowance and heating subsidies etc.

4.3	During the term of this Contract, Party A may make corresponding adjustment and change to Party B’s salary amount, including raise or reduce Party B’s salary criterion based on Party B’s post or position change (circumstances in which Party B’s work, duties or scope have changed while its post or position remains the same are also included), or Party B’s performance, or Party A’s systems or policies relating to salary or position adjustment.

4.4	Where Party B suffers from a disease or has sustained an injury that is not work-related, Party A shall offer Party B the sick pay, disease redress expenses and medical treatment during the medical treatment period, subject to Party A’s regulations and relevant provisions of local governmental authorities. In case there is no relevant provisions of local governmental authorities and Party B refuses to be subject to Party A’s internal rules and regulations, Party B agrees that Party A shall pay Party B the sick pay during the medical treatment period in the amount of 80% of the local minimum wage standard.

4.5	If Party A suspends its operation not as a result of Party B’s fault, Party A shall pay Party B compensation pursuant to this Contract if such suspension lasts less than one month. In the event the suspension is more than one month and Party A fails to assign Party B to a new post (position), Party A shall pay Party B compensation in the amount of 70% of the local minimum wage standard (or minimum living standard as applicable).

4.6	Subject to applicable laws and regulations, Party A may withhold or deduct of the following fees or amounts from Party B’s salaries, other remuneration or expenses reimbursement: (a) any amount Party B owes Party A; and/or (b) any other lawful taxes, liens and fees; and/or (c) for other legal purpose.

4.7	Party B agrees to abide by Party A’s privacy rules related to employees’ compensation. If Party A deliberately leaks its compensation to the public, obtains any other employees’ compensation through unauthorized channels or files complaints based on other employees’ compensation, Party A, based on its applicable rules and regulations, may enforce certain disciplinary action against Party B. If Party B decides to appeal its compensation (or remuneration), Party B may do so through Party A’s Human Resources Department or by way of negotiation.

ARTICLE 5

SOCIAL INSURANCE AND WELFARE

5.1	Party A and Party B shall contribute to employee pension insurance, unemployment insurance, medical treatment insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance as established by the State and local authorities. Party A shall withhold the portion which should be paid by Party B from its salary as per the relevant requirements.

5.2	If Party B suffers from any work-related injury or occupational disease, Party B shall be entitled to compensation and treatment pursuant to applicable government rules and regulations.

5.3	Party A, subject to Party A’s economic performance and revenue, may pay a year-end bonus to Party A’s employees. If a discretionary bonus is paid, such bonus is based on each individual employee’s performance valuation and contribution to Party A. If Party B’s employment was terminated prior to the performance evaluation date, Party B shall not be entitled to the bonus program.

ARTICLE 6

LABOR DISCIPLINE AND REGULATION

6.1	Party B shall be subject to Party A’s arrangement of work, strictly comply with national laws and regulations, and rules, regulations, labor disciplines and work criterion stipulated by Party A’s companies or departments in accordance with law, take good care of Party A’s properties, observe professional ethics, and actively participate in the training organized by Party A so as to improve professional skills.

6.2	Party A may promulgate or amend Party A’s labor rules and regulations. Party A shall notify such amendment to Party B by any method as Party A deems appropriate (including but not limited to notice, announcement, circular, memorandum, employee’s manual or declaration at a training or meeting, etc.).

6.3	Party A may require Party B to indemnify Party A’ s economic losses resulting from Party B’s violation of laws or Party A’s internal rules and regulations.

ARTICLE 7

WORKING CONDITIONS, LABOR PROTECTION AND OCCUPATIONAL

HAZARD PREVENTION

7.1	During the term of this Contract and subject to relevant laws and regulations, Party A has agreed to provide Party B with working environment, conditions and equipment necessary to ensure Party B works in a safe and healthy environment; in addition, Party A will actively coordinate with Party B to provide corresponding conditions for Party B to complete its obligations hereunder and to abide by the provisions hereunder as well as Party A’s internal rules and regulations.

7.2	Party A shall provide Party B with necessary safety based on work needs. If Party B has to be exposed to an occupational disease hazard, such occupational disease hazard, the consequences thereof, the prevention measures and treatment shall be set forth in Party A’s administrative measures on labor protection or other relevant internal documents for Party B’s reference. Upon execution of this Contract, Party B claim that have reviewed and noticed the above mentioned content, and Party A shall be deemed to perform its notification obligation.

ARTICLE 8

TERMINATION AND DISSOLUTION

8.1	This Contract may be terminated, dissolved or renewed by either Party pursuant to the Labor Law of the People’s Republic of China and other applicable government rules and regulations.

8.2	Where Party B has incurred losses as a result of Party A’s dissolution of this Contract in violation of the provisions herein, Party A shall bear the indemnification liabilities pursuant to the provisions of Labor Law of the People’s Republic of China.

8.3	Upon dissolution or termination of this Contract by the Parties for any reason, Party B shall immediately cease all activities conducted in the name of Party A, complete outstanding business as per Party A’s requests, settle all accounts, carry out work handover, and return all Party A’s properties, including but not limited to:

(a)	all documents and files with respect to Party A, Party A’s management, operation and products and the copies thereof, which are maintained, used or controlled by Party B;

(b)	name lists and information relating to Party A’s suppliers, clients and other contact units and individuals;

(c)	software, disks, hardware and CDs containing Party A’s data and information; and

(d)	instruments, uniforms, apparatuses, equipment and other office appliances, etc., which have been provided to Party B by Party A for work purposes.

8.4	Upon dissolution or termination of this Contract, Party B shall follow the termination procedures prescribed by Party A, carry out work handover (including returning properties). Any indemnification liabilities borne by Party A shall be paid to Party B upon completion of the work handover.

8.5	Upon dissolution or termination of this Contract, Party A shall issue labor contract termination certificate evidencing such termination. In addition, Party A shall also handle the transfers of Party B’s social insurance and welfare documentation in accordance with applicable laws and procedures.

ARTICLE 9

SETTLEMENT OF LABOR DISPUTE

Labor disputes arising from the performance of this Contract shall be first settled by the Parties through friendly consultation; should the consultation fail, either party may submit such labor dispute to a labor dispute arbitration commission having jurisdiction for arbitration. If any party disagrees with the arbitration award, it may appeal against such award at a people’s court.

ARTICLE 10

MISCELLANEOUS

11.1	This Contract shall have its Chinese version as the authentic version. This Contract shall be executed in counterparts and two (2) copies, with each of Party A and Party B keeping one (1) copy. Each of the two (2) copies of this Contract shall be equal in legal force.

11.2	This Contract constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous unperformed employment contract, or relevant stipulations and agreements. Upon effective of this Contract, any prior agreements or understanding between the Parties shall cease to be effective. This Contract governs all issues relating to this subject matter between the Parties.

[Signature Page Follows.]

IN WITNESS WHEREOF each of the Parties hereto has caused this Contract to be executed by its duly authorized representative on the date set forth below.

Party A (Seal):	Party B:	/s/ Gary WANG

Legal Representative or Entrusted Agent (Signature/Seal):

Date of Execution:		Date of Execution: